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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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        Rule 14a-6(e)(2))

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[ ]     Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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         pursuant to





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                                WARREN B. KANDERS
                          c/o Kanders and Company, Inc.
                               Two Soundview Drive
                          Greenwich, Connecticut 06830



                                  May 10, 2002



VIA FACSIMILE TO 301-556-0491
Institutional Shareholder Services
2099 Gaither Road
Rockville, Maryland 20850
Attn:  Messrs. Ram Kumar and Ted Seaton

     Re: Clarus Corporation/Nominations of Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow ("Kanders Nominees") to Board of Directors

Dear Sirs:

     We are writing to you in connection with the pending proxy contest for the election of three directors to Clarus Corporation's Board of Directors. We believe that the Kanders Nominees are the clear choice to guide Clarus toward profitability and increased stockholder value. In support of this view, set forth below are certain guiding principles that we believe are of utmost importance in this proxy contest, and the respective positions of the Kanders Nominees and management's nominees:

Issues:                                  Kanders Nominees                       Management's Nominees
-------                                  ----------------                       ---------------------
Staggered Board of Directors:            Opposed to a staggered Board, and in   For a staggered Board consisting of
                                         favor of all directors being elected   three classes of directors.
                                         every year.

Board Nominating Committee:              Favors a Nominating Committee          Did not have a Nominating Committee
                                         without any management                 until this proxy season and a member
                                         representation on such committee.      of the committee has a consulting
                                                                                arrangement with Clarus.

Transactions with Clarus:                None.                                  Two directors have consulting and
                                                                                other arrangements with Clarus.

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Stock Ownership by Directors:            Favors Directors owning stock as it    All management nominees collectively
                                         aligns directors' interests with       own less than 0.3%.
                                         those of stockholders. Kanders
                                         Nominees have an approximately 5.6%
                                         interest in Clarus.

Management Success:                      Multifold increases in investments.    Have presided over Clarus while:
                                         Armor Holdings - initial investment    over $1.7 Billion in market
                                         at $0.76 per share in January 1996,    capitalization has been lost; over
                                         current value $25.25 per share on      $190 million in losses have been
                                         May 9, 2002; Benson Eycare - initial   incurred over two years; 50%
                                         investment at $0.375 per share in      reduction in revenues during 2001
                                         January 1992, increased to $10.25      compared with 2000; $36.8 million in
                                         per share in summer 1995 when          writeoffs of purchased assets; and
                                         investment was sold; Langer, Inc. -    repricing of options for employees.
                                         initial investment at $1.52 per
                                         share in February 2001, current
                                         value $8.25 per share on May 9, 2002.

         In view of the foregoing, we trust that you will recommend the Kanders Nominees to Clarus' stockholders at the upcoming annual meeting. If there are any questions that you have regarding the above, I will be happy to answer them. Thank you for your consideration.

                                                  Very truly yours,



                                                  Warren B. Kanders